Exhibit 10.6

December 27, 2021

Farmalider, S.A.

Jose Luis Berenguer, CEO

Calle La Granja, 1-3 Floor

28108 Alcobendas, Madrid, Spain

Re:	Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) dated as of December ___, 2021 (by and among FARMALIDER, S.A. (“Farmalider”), INNOVAZONE LABS LLC (“InnovaZone”), Nutra Essential OTC, LABORATORIOS RUBIO S.A. (“Rubio”), and ASPARGO LABORATORIES, INC. (“Aspargo”) and Amendment No. 2 to the Exclusive Patent License Agreement dated September 25, 2020 Between Innovazone, Farmalider and Aspargo (the “International License”) dated as of December 27, 2021

Ladies and Gentlemen:

The purpose of this Letter Agreement (this “Letter Agreement”) is to provide Farmalider and InnovaZone with certain additional rights and assurances related to (i) Farmalider’s consent to the transfer by Rubio to Aspargo of the Amended License and Supply Contract and all rights and obligations thereunder, including the Marketing Authorization, and (ii) the grant by Farmalider and InnovaZone to Aspargo of the rights to sildenafil oral suspension (“Sildenafil Spray”) in the territories listed in Amendment No. 2 to the International License (the “Amendment”). Unless otherwise indicated, capitalized terms not otherwise defined in this letter agreement shall have the meanings set forth in the Assignment and Assumption Agreement or the Amendment. (Each of Farmalider, InnovaZone and Aspargo are referred to herein as a “Party”, and together as the “Parties”.)

1.          BANDOL Unit Price. The Parties agree that the terms of the Assignment and Assumption Agreement shall govern the supply of BANDOL from Farmalider to Aspargo to support sales of BANDOL in Spain; provided however, that ATTACHMENT II, SUPPLY CONDITIONS AND PRICES is hereby amended to read as follows:

SUPPLY CONDITIONS AND PRICES:

SILDENAFIL (AZULVIG) 25 MG/ML oral suspension spray

Formats:

- Vial with 30 ML.

Cost of Finished Product including royalties in EXW conditions.

Supply Price

- [***]

2.        Supply Agreement – Latin America. Prior to the launch of Sildenafil Spray by Aspargo in any of Mexico, Guatemala, El Salvador, Honduras, Nicaragua, Costa Rica, Panama or Dominican Republic, the Parties shall enter into a multi-year Supply Agreement, Quality Agreement and ancillary agreements (collectively, the “Supply Agreement”) providing for the sale of Sildenafil Spray from Farmalider to Aspargo to support product sales within those jurisdictions. The terms and conditions of the Supply Agreement shall mirror the terms and conditions set forth in the Assignment and Assumption Agreement and ancillary agreements related to supply of Bandol Product from Farmalider to Aspargo for sale of Bandol Product in Spain, including unit price as set forth above, with such differences negotiated in good faith by the Parties concerning alternate suppliers, term and termination of the agreement and other provisions as shall be negotiated by the Parties. The Parties agree to incorporate such differences, as appropriate, in an amendment to the Assignment and Assumption Agreement and ancillary agreements governing the supply of Bandol Product for sale in Spain.

3.        Supply Agreement – Other Jurisdictions. Upon receipt by Aspargo of marketing authorizations from health authorities of any jurisdiction within the EU or the UK, to market Sildenafil Spray in such jurisdiction, Aspargo and Farmalider shall negotiate in good faith the terms and conditions of a Supply Agreement consistent with Section 2 above.

4.        Elimination of Royalties. Paragraph 4.2 of the International License, as amended by Amendment No. 1 dated as of June 9, 2021, providing for payment of Royalties by Aspargo to the Licensors (as such terms are defined therein) shall not apply in any jurisdiction where Aspargo is purchasing Sildenafil Spray from Farmalider pursuant to a Supply Agreement.

5.        Additional Consideration. As additional consideration for the rights granted to Aspargo described in this Letter Agreement, Aspargo shall issue to each of Farmalider and InnovaZone, or their respective designee, upon execution of Assignment and Assumption Agreement, fifty thousand (50,000) shares of Aspargo’s Series A Common Stock (the “Shares”) for a cumulative total of one hundred thousand (100,000) Shares. The Shares, when issued, will be duly authorized, fully paid and nonassessable, and will be issued in material compliance with all United States federal and state securities laws.

550 Sylvan Avenue, Suite 102
Englewood Cliffs, NJ 07632
201.408.4831 | aspargolabs.com

6.        Miscellaneous.

(a)    Further Assurances; No Impairment. Each of Farmalider and Aspargo agrees and covenants that at any time and from time to time it will promptly take such further action as may be reasonably required in order to carry out the full intent and purpose of this Letter Agreement. Aspargo shall not take any action with the intent or effect of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed by Aspargo under this Letter Agreement.

(b)   Entire Agreement. This Letter Agreement, collectively with the Assignement and Assumption Agreement and other documents delivered in connection herewith or therewith, represent the entire agreement between the parties hereto with respect to the subject matter hereof.

(c)    Counterparts. This Letter Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Letter Agreement may be executed by facsimile signature and delivered by electronic transmission.

Very truly yours,

ASPARGO LABORATORIES, INC.

By:	/s/ Michael Demurjian

Name:	Michael Demurjian

Title:	Chief Executive Officer

Acknowledged and agreed as of the date first written above:

FARMALIDER, S.A.		INNOVAZONE LABS LLC

By:	/s/ Jose Luis Berenguer	By:	/s/ Camilo Rey
Name: Jose Luis Berenguer Title: Chief Executive Officer		Name: Camilo Rey Title: Director

550 Sylvan Avenue, Suite 102
Englewood Cliffs, NJ 07632
201.408.4831 | aspargolabs.com